Exhibit 99.1

IMMEDIATE

Dana Incorporated Appoints Ernesto M. Hernández to its Board of Directors

MAUMEE, Ohio, Jan. 4, 2021 – Dana Incorporated (NYSE: DAN) announced today that Ernesto M. Hernández has been appointed to the company’s board of directors, effective immediately.

Mr. Hernández is a veteran mobility-industry executive with extensive knowledge of product engineering, manufacturing, planning, program management, sales, marketing, and the aftermarket. He recently retired from General Motors after a 40-year career culminating in the role of president and managing director of General Motors, Mexico.

“I am delighted to welcome Ernesto to the Dana board of directors,” said James Kamsickas, Dana chairman and CEO. “He brings a unique combination of industry expertise across all mobility segments, a global perspective, and a keen understanding of advanced technologies – all of which will be of great value to our board as we strategically and profitably grow the company and continue our leadership position in alternative vehicle propulsion.”

Mr. Hernández also serves on the boards of BRP Inc., the recreational products business previously owned by Bombardier Inc.; and Constellation Brands, Inc., a producer of beers, wines, and distilled spirits.

The company also announced that Raymond E. Mabus, Jr., will retire from the board of directors at the 2022 Annual Meeting of Shareholders, and will serve as a director until that time.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America’s Most Responsible Companies 2021” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer, including “World’s Best Employer” from Forbes magazine. Learn more at dana.com.

Investors: Craig Barber

 419-887-5166

 craig.barber@dana.com

Media: Jeff Cole

419-887-3535

jeff.cole@dana.com